EXHIBIT 23.1

Consent Of Independent Registered Public Accounting Firm

We have issued our report dated May 12, 2020 on the consolidated balance sheets of Inuvo, Inc. as of December 31, 2019 and 2018, and the related consolidated statements of operations, stockholders’ equity and cash flows for the years then ended appearing in its Annual Report on Form 10-K for the year ended December 31, 2019 as filed with the Securities and Exchange. We hereby consent to the incorporation by reference of said report in the Registration Statement of Inuvo, Inc. on Form S-8 for the Inuvo, Inc. 2010 Equity Compensation Plan

Mayer Hoffman McCann, P.C.
/s/ Mayer Hoffman McCann, P.C.

January 25, 2021
Clearwater, Florida